Exhibit 10.6

[ACCO WORLD Logo]
ACCO WORLD CORPORATION
300 Tower Parkway
Lincolnshire, IL 60069-3640
Tel 847.541.9500
Fax 847.478.0068

September 5, 2003

Mr. Neal V. Fenwick
301 Ridge Road
Lake Forest, IL 60045

Re: Employment Matters

Dear Neal:

          This letter addresses certain terms of your employment as Executive Vice President, Finance and Administration with ACCO World Corporation (the “Company”), and amends the Employment Offer dated September 8, 1999 from ACCO World Corporation and the amendment of the Employment Offer dated November 8, 2000 (together, the “Employment Offer”). The initial term of the Employment Offer will expire shortly. In consideration of your decision to remain with the Company in Lincolnshire, Illinois, this Letter Agreement extends the initial term of the Employment Offer until June 30, 2005, and amends it as provided below.

          The terms of your Employment Offer that are still applicable as of the date of this letter will continue apply until June 30, 2005, except as modified below. In addition, any reference in the Employment Offer to the dates of September 8, 2003 or October 18, 2003 will be replaced with the date June 30, 2005.

Educational Assistance

          ACCO will reimburse the annual tuition cost for your children, Jennifer and Lawrence, at Lake Forest Country Day School until June, 2004, for Jennifer and June, 2005, for Lawrence, provided you remain employed by the Company or you are receiving severance pay under the ACCO Executive Severance Plan. You will need to submit documentation supporting the tuition costs in order to receive reimbursement. The reimbursement will be “grossed up” (if necessary) to cover any personal tax liability you may incur.

Tax and Legal Consultation

          The Company understands that your decision to remain in the US for an additional period raises certain legal and tax issues that you will need to address. Accordingly, the Company will reimburse fees you incur during the term of this Letter Agreement for legal and tax services related to estate planning, up to a maximum of $6,000. The annual tax preparation services provided under the Employment Offer will continue to be provided as described in the Employment Offer with respect to U.S. tax returns for years through 2005.

Termination

          The termination provisions of the Employment Offer shall continue to apply until June 30, 2005. However, paragraph 6 of the November 8, 2000 amendment is hereby amended to clarify that the UK statutory redundancy payments referenced in such paragraph will be calculated in accordance with ACCO UK Limited’s normal severance practice for UK employees.

Repatriation and Relocation

•	The provisions in paragraph 4 of the November 8, 2000 amendment will apply only if, following a change in control, you are terminated, demoted or voluntarily terminate employment. If your employment is terminated by the Company or you resign during the term of this Letter Agreement but not following a change of control, the Company will provide Repatriation and Relocation benefits for you and your family in accordance with the Company’s standard Relocation Policy.

          Neal, we are looking forward to your remaining in Lincolnshire. Please sign this letter in the space below to confirm your agreement to and acceptance of these amendments to the Employment Offer and the extension of its term until June 30, 2005.

Very truly yours,

/s/ Sam H. Wheeler

Sam H. Wheeler Vice President – Human Resources

AGREED TO AND ACCEPTED:

/s/ Neal V. Fenwick

Neal V. Fenwick

Date: 7th September 2003